Exhibit 4.9

Execution Version

SHARE SALE AND PURCHASE AGREEMENT

***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

This share sale and purchase agreement (the “Agreement”), dated March 23, 2017 (the “Execution Date”) is entered into by and between:

1.                                      Aeropuerto de Cancun S.A. de C.V., stock corporation with variable capital, validly incorporated and existing pursuant to the laws of Mexico, having its main domicile in Carretera Cancún Chetumal Km 22, Quintana Roo CP. 77565, represented herein by Adolfo Castro, of legal age, identified with alien identification card G22903428, acting in his capacity as authorized representative (hereinafter, the “Purchaser”); and

2.                                      BOSANOVA FINANCE DEVELOPMENT CORP (hereinafter “Seller”), is a commercial company incorporated in the British Virgin Islands under the number 655079, represented by Dario Montaño Ferrer, with citizenship card number 8.263.860, of legal age, acting in his capacity of Legal Representative and identified as it appears below its signatures.

Purchaser and Seller are hereinafter referred to, individually as a “Party”, and collectively as the “Parties”.

The Parties have agreed to enter into this Agreement, provided the following

RECITALS

a.              Whereas Azzaro International S.A. (“Azzaro”) is a company incorporated pursuant to the laws of the Republic of Panama, by means of public deed number 3.256 dated April 11, 2008, registered before the Public Registrar of Panama under Folio Number 611944 (s) as from April 15, 2008.

b.              Whereas Seller is the owner of 10.000 shares (the “Shares”) of Azzaro, and the Shares represent 100% of the issued and outstanding shares of the company, which implies that the Seller is the sole shareholder of Azzaro.

c.               Whereas the Shares are free and clear of any encumbrance, seizure, collateral, pledge or restriction of any nature whatsoever over the property, or over the use and enjoyment thereof.

d.              Whereas Azzaro holds a position of control over the Colombian company CAH Colombia S.A. (“CAH”), commercial company incorporated in the Republic of Colombia on May 23, 2007, having its main domicile in La Calera, Department of Cundinamarca, Colombia, registered before the Chamber of Commerce of Bogota, under registration number 01711152 dated June 8, 2007, with TIN 900.167.638-0.

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-

COAT OF ARMS-NOTARY 15-

MARIA INES REY VARGAS]

[Signed]

[Initialized]

e.               Whereas Azzaro has no legal, commercial, financial operations or other operations of any nature, other than that deriving solely and exclusively from its capacity as owner of the CAH shares.

f.                Whereas on December 20, 2016, the board of directors of CAH approved the issuance and placement of one million five hundred fifty-six thousand three hundred fifty-two (1.556.352) ordinary registered shares of said company. The Rules for the Issuance and Placement of Shares of the company CAH is currently in process, and pursuant thereto, Azzaro is required to pay to CAH the amount of SIX BILLION COLOMBIAN PESOS LEGAL CURRENCY (COL$6.000.000) in the terms and conditions set forth in such Rules for the Issuance and Placement of Shares. From said amount, Azzaro has already paid to CAH the amount of THREE BILLION THREE HUNDRED MILLION COLOMBIAN PESOS LEGAL CURRENCY (COL$3.300.000.000) and will pay CAH the amount of TWO BILLION SEVEN HUNDRED MILLION COLOMBIAN PESOS LEGAL CURRENCY ($2.700.000.000) pursuant to the terms and conditions set forth in the corresponding Rules for the Issuance and Placement of Shares of CAH.

g.               Whereas Seller intends to sell the Shares to Purchaser, and Purchaser intends to buy them

THEREFORE, in consideration to the above recitals, the Parties, with the intention to be legally bound, agree as follows:

ARTICLE I. SALE AND PURCHASE OF THE AZZARO SHARES

Section 1.01 Share sale and purchase

(a)                                 In the Closing Date, Seller shall transfer to Purchaser by way of sale and purchase, and free and clear of any encumbrance, the full and absolute property over the Shares, and in turn, Purchaser shall acquire, in the same title, said Shares from Seller.

(b)                                 The total consideration payable by Purchaser to Seller for the Shares shall be the price established in the following Section 1.02, and it shall be paid in the form described in the following Section 1.03.

Section 1.02 Price of the Shares

[***](1).

The Price for the Shares shall be the following (the “Price”):

(1)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

1.              [***](2)

2.              [***]

Section 1.03 Payment of the Price

1.              The Price for the Shares shall be paid by Purchaser, by means of a wire transfer of immediately available funds in the account indicated by Seller, as follows: The Minimum Price, in the Closing Date. In the event Purchaser establishes a fiduciary estate in the terms provided in Section 8.07, it will be deemed that such funds shall be delivered in the Closing Date, once the fiduciary estate structure has been determined.

2.              The balance of the Fiduciary Estate, upon the consummation of the agreement for the purchase of Shares CAH. In the event a purchase of the CAH Shares is not consummated, this amount will not be a part of the Price.

Any payment resulting from this Agreement, shall be made without withholdings at source and free from any tax or discount, provided that such withholding, tax or discount shall be borne by Purchaser, pursuant to the applicable law, in which case, such withholding at source, tax or discount, shall be borne by Purchaser.

ARTICLE II. CLOSING

Section 2.01 Closing Date

The transfer of the Shares to Purchaser (the “Closing”) shall occur in the city of Bogota, D.C., on the Execution Date (the “Closing Date”). In the event Purchaser decides to implement a fiduciary estate structure pursuant to Section 8.07 of this Agreement, the Closing Date shall be deemed to be on the fifth (5th) day following the date in which such fiduciary estate structure has been established.

ARTICLE III. OBLIGATIONS OF THE PARTIES

Section 3.01 Obligations of Seller

1.              In the Closing Date, Seller undertakes to transfer and convey the Shares to Purchaser, for which purpose:

(a)            It shall endorse the original share certificates that represent the Azzaro Shares in favor of Purchaser;

(2)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

(b)            Deliver to an authorized manager of Purchaser a letter of instructions for the cancellation of the share certificates that represent the Shares, issued in favor of Purchaser and the issuance of new share certificates in favor of Purchaser;

(c)             Carry out any procedure and adopt any actions in order for the Purchaser to be duly and lawfully registered and, for all legal purposes, deemed as the sole owner of the Shares.

Section 3.02 Obligations of Purchaser

1.              In the Closing Date, Purchaser undertakes to pay the Minimum Price, by means of wire transfer of immediately available funds to the bank accounts indicated by Seller. This part of the price shall be paid in the terms set forth in item 1 of Section 1.03.

2.              To carry out, on its own account and risk, the due diligence over this transaction and over the assets involved therewith.

3.              To pay to Seller, in the terms set forth in article IV, an amount equal to the Balance of the Fiduciary Estate within the five (5) days following the date when the purchase and sale of the CAH Shares is consummated.

ARTICLE IV. Purchase of Shares of CAH Colombia S.A.

The Parties agree as follows, regarding the acquisition of all the shares in CAH owned by Capital Airports Holding Co as of the date hereof (the “CAH Shares”):

Section 4.01 Fiduciary Estate for the acquisition of the CAH Shares

1.              The acquisition of the CAH Shares shall be made using all or part of the funds deposited by Purchaser in a Fiduciary Estate (the “Fiduciary Estate”), established by Azzaro and approved by the Parties.

2.              Purchaser shall deposit in a Fiduciary Estate, on behalf of Azzaro, the amount of [***](3) that will be exclusively destined for the purchase of CAH Shares owned by Capital Airports Holding Co.

3.              The Fiduciary Estate shall be in place until July 15, 2018.

4.              In the Closing Date, Azzaro shall grant to Seller, a mandate of which purpose shall be the representation of Azzaro for the acquisition of the CAH Shares, for which the agent shall have the powers strictly necessary to achieve the purpose thereof, without binding nor obliging Azzaro in any manner whatsoever before a third party, without the prior and written consent by Azzaro, and within the terms of this

(3)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

Agreement, and which shall have the same term of the Fiduciary Estate. Azzaro shall accept the purchase of the CAH Shares, if the agent reaches and agreement with the owner thereof on a price equal to or lower than the amount deposited in the Fiduciary Estate for such purpose, provided that the agreement for the purchase of the CAH Shares do not contain additional conditions that, in consideration of Purchaser are burdensome or prejudicial against Purchaser and/or Azzaro and/or CAH, if said conditions are at least equal to or better than those agreed in this Agreement, or at least equal to or better than those agreed in agreements by means of which Purchaser and/or Azzaro and/or CAH have acquired or will acquire in the future, directly or indirectly, an interest in Airplan. This mandate shall maker part of this Agreement.

5.              The Parties acknowledge and agree that in order for the purchaser of the CAH Shares to take place, close and/or be consummated, Agencia Nacional de Infraestructura ANI (for its acronym in Spanish) and Public Establishment Olaya Herrera shall have expressly authorized CAH Colombia S.A. as the airport operator and as the contractor of the corresponding technical support agreement, in respect of concession 8000011-OK dated March 13, 2008, and the corresponding documents have been executed, and the agreements necessary to consummate, implement and/or complete the formal assignment and designation of CAH Colombia S.A. as airport operator have been executed. The Parties understand that without the satisfaction of this condition, the purchase of the CAH Shares cannot be lawfully consummated.

6.              If the CAH Shares are acquired throughout the term of duration of the Fiduciary Estate for a price below the amounts destined for such purpose, then Purchaser shall wire to Seller an amount equal to the balance available in the Fiduciary Estate, within the five (5) days following the date of consummation and payment of the sale and purchase of the CAH Shares the “Fiduciary Estate Balance”.

7.              If as of the expiration of the term of duration of the Fiduciary Estate the CAH Shares cannot be acquired, Purchaser shall dispose of the funds deposited in the Fiduciary Estate at its sole discretion. In this event, the funds deposited in the Fiduciary Estate shall not be a part of the Price of the Shares.

8.              The Parties agree that, as part of the transaction contemplated in this Agreement, at the latest, on the date in which the purchase of CAH Shares is completed, or on the date of termination of the Fiduciary Estate, and only if the Purchaser indicates so, Seller shall cause Mr. Mario Fernando Pinzon, Oscar Javier Fernandez and Nelson Andres Rengifo, to transfer all their shares in CAH Azzaro for the face value of said shares.

ARTICLE V. Adjustment of the price of the Shares

[***](4)

ARTICLE VI. REPRESENTATIONS, WARRANTIES AND DECLARATIONS OF SELLER

Section 6.01 Due Organization

Seller is validly incorporated and organized; it exists and is currently in good standing under the applicable laws of the British Virgin Islands. Seller has full powers and capacity to enter into this Agreement and to perform its obligations thereunder.

Section 6.02 Title over the AZZARO Shares

All Azzaro Shares, the CAH Colombia Shares owned by Azzaro and the Airplan Shares owned by CAH Colombia, that are subject to this Agreement: a) are recorded under the name of Seller and are free and clear of any encumbrance, and b) have been duly authorized and validly issued, are paid in full and have no obligation for additional payments, were offered, issued, subscribed, sold and delivered pursuant to all applicable laws that govern the issuance of said shares, and were not issued in violation of (or subject to) a preemptive right, purchase option, call option, subscription right, preemptive right in the negotiation, or to any other similar right. There are no options, preemptive rights in the negotiation, rights to acquire (warrants), convertible securities or any other right, agreement, arrangement or undertaking relating to the Shares, nor requiring Seller to issue or sell any other Azzaro Share to any Person.

Section 6.03 Absence of operation of Azzaro

Azzaro has no legal, commercial, financial operations or other operations of any nature, other than that deriving solely and exclusively from its capacity as owner of the CAH shares.

Section 6.04 Absence of Liabilities and/or contingencies of Azzaro

Azzaro has no liability or contingency whatsoever, and Purchaser, when acquiring the property over the Azzaro Shares, shall not acquire any liability or contingency whatsoever deriving from said transfer, or from any action having taken place prior to the Closing Date.

Section 6.03 Absence of operation of CAH

CAH has no legal, commercial, financial operations or other operations of any nature, other than that deriving solely and exclusively from its capacity as owner of the shares of Operadora de Aeropuertos Centro Norte Airplan, and of its capacity as contractor of the technical support agreement entered into within the scope of concession 8000011-OK dated March 13, 2008.

(4)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

Section 6.04 Financial Statements of CAH

Schedule A includes a true and complete copy of all audited financial statements of CAH as of December 31, 2016, which include, among others, the balance sheet, profit and loss statement, cash flow statement and the statement of changes in equity, as well as the notes thereto and the fiscal auditor report for each of said dates (the “Financial Statements”).

The Financial Statements (a) were prepared pursuant to the accounting principles that are applicable in Colombia, (b) are complete and correct in all their aspects, (c) were prepared according to the accounting books of CAH, (d) fairly represent the litigations, claims, contingencies, liabilities and losses of CAH as of the dates and periods comprised therein, and (e) fairly represent the financial condition, as well as the results of the operations and the cash flows of CAH, in all their aspects, as of the dates and periods comprised therein. As from December 31, 2016 and until the Closing Date, no changes have occurred on the amounts recorded in the Financial Statements that adversely affect CAH.

Except when duly reflected in the Financial Statements, and when duly accounted for pursuant to the law and the accounting principles applicable in Colombia, or except for obligations acquired in the ordinary course of business as from December 31, 2016, the Company has no obligation, charges, liabilities, indebtedness, accounts payable, Losses or responsibilities (effective or contingent).

ARTICLE VII LIABILITY

Each Party shall be liable before the other for any misrepresentation or falseness in the representations and warranties set forth in Article VI of this Agreement.

ARTICLE VIII. GENERAL PROVISIONS

Section 8.01 Communication and notices

Any notice and other communications that shall be served pursuant to this Agreement shall be made in writing and will be deemed made (i) when delivered in person or via courier, with proof of receipt, (ii) on the fourth day following the date it was sent, if made via certified mail with proof of receipt, or (iii) on the date transmitted, if sent via fax or via e-mail during normal business hours, or on the day following its transmission, if sent outside of business hours, to the parties to the following addresses or fax numbers or e-mails (or to the addresses or fax numbers indicated by a party by means of a notice sent to the other party pursuant to this provision):

if to Seller,

Attention: Dario Montaño
Telephone: +57 3107627349
Address: Carrera 11 No. 93-53, Oficina 202
E-mail: Dario@coransa.com

if to Purchaser:

Attention: Adolfo Castro
Telephone: +52 55 5284 0408
Address: Bosque de Alisos 47A Cuarto Piso, Bosques de las Lomas, Mexico D.F. CP 05120
E-mail: acastro@asur.com.mx

or any other e-mail or fax number subsequently specified by the Parties for such purpose by means of a notice sent to the other Parties to this Agreement. Any letter, notice, request or other communication shall be deemed delivered on the date it is received by the addressee thereof, if received before 5:00PM in the place of receipt and if said date is a business day. Otherwise, any letter, notice, request or other communication shall be deemed not delivered until the next business day in the place of receipt.

Section 8.02 Governing Law

This Agreement shall be governed by, and shall be construed in accordance with, the applicable laws of the Republic of Colombia.

Section 8.03 Confidentiality

The Parties undertake to keep strict confidentiality and therefore to refrain from disclosing the content of this Agreement and the Confidential Information (as defined below). The legal, tax, financial, commercial and accounting information and, in general, any information relating to Airplan and the operations thereof, and any information of a confidential nature or being related to the Company or its activities, including, without limitation, the practices, procedures, methods, specialized knowledge, know-how, commercial and industrial secrets, data, software, records and specifications, lists of vendors, lists of clients, lists of distributors, client relationships and client information, acquisition and investment strategies, information on personnel, sales, analysis and forecasts, technical specifications, sales or financing procedures or methods, operating procedures, strategic marketing plans and financial operations and methods, information subject to client-attorney privilege or produced by attorneys, and any other information relating to the Company or its activities, labeled in any manner as “confidential” shall be deemed to be confidential information (“Confidential Information”).

In consequence, the Parties agree not to disclose Confidential Information to third parties, investing therein the same level of care usually invested in protecting their own information of equivalent significance, being the following the only exceptions to this principle that will allow the Parties to disclose or use the Confidential Information: (i) whenever it is so required by law or by an order from a competent authority; (ii) when it shall be made available to their officers, directors, employees, agents, professional advisors in connection with the subject matters treated herein, in which case, the Party disclosing such information shall inform the other Party, in detail, the name of said officer, director, employee, agent or professional advisor, his or her position, the company to which he or her is engaged and the reason why the Confidential Information was disclosed thereto, as well as it shall demand that each such person enters into a non disclosure agreement in equal terms to those set forth herein, in favor of the Parties; (iii) when the Parties obtain the Confidential

Information by their own means without breaching the provisions set forth herein, or when such is disclosed to them by third parties who, in turn, were not required to keep it confidential; and (iv) when the Confidential Information becomes of public domain, and such event does not result from actions or omissions that are attributable to either Party and which constitute a breach to this Agreement. Notwithstanding the foregoing, in any event listed under (i) to (iv) above, the Parties agree to inform to the addressee of the Confidential Information about the obligations that derive from this Agreement.

This confidentiality obligation shall remain in full force and effect during the term of this Agreement and during 5 more years counted as from the Closing Date.

Without limiting the foregoing, Seller represents that it has knowledge of and understands that Purchaser is subject to obligations to disclose relevant information to the public, given its nature of security issuer in stock exchange markets outside the Colombian territory. In consequence, the Parties acknowledge and agree that Purchaser, directly or through its affiliated companies, may disclose to the public the parts of the information of this Agreement and of the terms of negotiation thereof that are strictly necessary to fulfill its legal and regulatory obligations as a security issuer.

Any and each press communication or publication mentioning any business contained in this Agreement and to be released by either Party (except for those made by virtue of the fulfillment of applicable regulations pursuant to the provisions set forth under item (d) above) shall be previously discussed between the Parties, who shall reach an agreement on their release in order for such communications to be made.

Section 8.04 Dispute resolution

a.              Any disagreement, dispute or controversy deriving from this Agreement or being related hereto shall be solved by an Arbitration Tribunal before the Center of Arbitration and Settlement of the Chamber of Commerce of Bogota (the “Center”), which shall be subject to the Colombian arbitration law applicable at the time the arbitration takes place, except when modified by this clause.

b.              The tribunal shall be composed of three (3) arbitrators to be mutually designated by the Parties. If this is not possible, the arbitrators shall be designated by the Center from the A list thereof, upon request of either Party. In case no arbitrator of the A list may act as such in this proceeding, they shall be designated by the Center from the general list of arbitrators thereof, under the understanding that in both cases, only those having experience in international merger and acquisition transactions can be designated as arbitrators.

c.               The seat of the arbitration shall be the city of Bogota, Colombia, and the language of the arbitration shall be Spanish.

d.              The Tribunal shall rule in law, and the award shall be final and binding for the Parties.

e.               The award shall be subject to the remedies at law, before any court having competence for such effect.

f.                When accepting their designation, the arbitrators shall represent to the Parties in writing that they are independent and impartial to act as arbitrators of the dispute or controversy.

g.               The addresses contained in this Agreement shall be considered for purposes of serving any applicable notice. The matters not regulated herein shall be governed by the applicable Colombian regulations.

Section 8.05 Taxes

a)             Each Party shall borne and be responsible for the legal taxes, rates and contributions that shall be borne thereby pursuant to the Laws or regulations applicable thereto on such matter, as a consequence of the execution of this agreement, without prejudice of the payment of the Price being made without withholdings at source, and free and clear of any tax or discount applicable to Purchaser, in which case, such withholding at source, tax or discount shall be borne by Purchaser.

b)             Each party undertakes to pay, within the terms set forth by the fiscal and tax laws, to the corresponding governmental authority, the legal taxes, rates or contributions that shall be borne thereby as a result of the execution and performance of this agreement, without prejudice of the payment of the Price being made without withholdings at source, and free and clear of any tax or discount applicable to Purchaser, in which case, such withholding at source, tax or discount shall be borne by Purchaser.

Section 8.06 General Provisions

The Parties agree that: (i) No failure or delay of either Party in its exercise of any right, power or privilege under this Agreement shall operate as a waiver thereof, and no individual or partial exercise thereof shall preclude any other or further exercise thereof, nor the exercise of any other right, power or privilege; (ii) This Agreement, together with the Schedules thereto, constitute the entire agreement between the Parties in respect of the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, between the Parties in respect of the subject matter hereof; (iii) This Agreement, and the rights and obligations that derive therefrom, may not be assigned, in whole or in part, by Seller or Purchaser, without the prior and written consent of the other Parties; (iv) This Agreement may be executed in counterparts, each of which shall be deemed an original; and (v) If any term, provision, covenant or restriction of this Agreement is rendered invalid, null or unconstitutional by a court of competent jurisdiction or by another authority, the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner whatsoever, provided that the financial and legal essence of the transactions contemplated herein does not result substantially adversely affected against either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, so that the transactions contemplated hereby be consummated as originally contemplated, to the fullest extent possible.

Section 8.07 Fiduciary Estate Structure

The Parties agree that Purchaser, at its sole discretion, may establish a fiduciary estate in Panama, with the purpose of having said fiduciary estate as the entity that will purchase the Shares. Purchaser shall make its best efforts to establish the fiduciary estate, at the latest, within the fifteen (15) common days following the Execution Date and with the purpose of having said fiduciary estate be the purchaser of the Shares. The payment of the Price indicated in item 1 of Section 1.03 shall be directly made by the fiduciary state, concurrently with the transfer of the Shares.

In the event the fiduciary estate cannot be established for any reason whatsoever within the fifteen (15) common days following the Execution Date, the Parties shall negotiate in good faith a new term in which such fiduciary estate shall be established.

IN WITNESS WHEREOF, the Parties execute this Agreement on the date first indicated above.

Seller

[Signed]
By: Dario Montaño Ferrer
Identification: C.C. 8263860
Position: Legal Representative

Purchaser

[Signed]
By: Adolfo Castro Rivas
Identification: G22903428
Position: Legal Representation

[Stamp- It is hereby authorized pursuant to art. 12 of decree 2148 of 1983 and proc[illegible] in respect to the Biometric, as or[Illegible] by article 3 of Resolution 6467 of June [Illegible] of 2015 that authorizes the collection of signatures recorded or collected out of the office, without there being verification [Illegible] in the data base of the Registrar[Illegible]]

[Logo-NOTARY SIXTEEN OF THE CIRCLE OF BOGOTA, D.C. PROCEDURE OF PERSONAL PRESENTATION AND ACKNOWLEDGEMENT OF SIGNATURE AND CONTENT.

Before me, MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA, D.C. CASTRO RIVAS ADOLFO appeared, who identified himself with PA G22903428 and personally submitted this written document addressed to: and he additionally declared that the signature contained therein was his, and that the content is true. In accordance with Art. 68 of Decree Law 960 of 1970.

[Verify the information at: www.notariaenlinea.com 1FAW5PU4GMPZEZ7Y- Barcode]

[ggu5b6g7gb5bg6tn- CDS — Bogota, D.C.
23/03/2017 at 02:59:16p.m. - MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA D.C]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-

COAT OF ARMS-NOTARY 16-MARIA INES REY VARGAS]
[Signed]

[Stamp-Luisa Cortes]

[Stamp- It is hereby authorized pursuant to art. 12 of decree 2148 of 1983 and proc[illegible] in respect to the Biometric, as or[Illegible] by article 3 of Resolution 6467 of June [Illegible] of 2015 that authorizes the collection of signatures recorded or collected out of the office, without there being verification [Illegible] in the data base of the Registrar[Illegible]]

[Logo-NOTARY SIXTEEN OF THE CIRCLE OF BOGOTA, D.C. PROCEDURE OF PERSONAL PRESENTATION AND ACKNOWLEDGEMENT OF SIGNATURE AND CONTENT.

Before me, MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA, D.C. MONTADO FERRER DARIO appeared, who identified himself with CC 8263860 and personally submitted this written document addressed to: and he additionally declared that the signature contained therein was his, and that the content is true. In accordance with Art. 68 of Decree Law 960 of 1970.

[Verify the information at: www.notariaenlinea.com 0HKV8HSCCKMXBZIN- Barcode]

[g34vg4d3vdv3deb - CDS — Bogota, D.C.
23/03/2017 at 03:00:45p.m. - MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA D.C]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-

COAT OF ARMS-NOTARY 16-MARIA INES REY VARGAS]
[Signed]
[Stamp-Luisa Cortes]